Exhibit 99.1

CONTACTS:
Investors
InvestorRelations@mercantilcb.com
(305) 460-8728

Media media@mercantilcb.com (305) 441-8414

AMERANT ANNOUNCES CLASS B

SHARE REPURCHASE

CORAL GABLES, FL (December 28, 2018) Mercantil Bank Holding Corporation (NASDAQ: AMTB and AMTBB) (the “Company”) announced today the repurchase (the “Repurchase”) of 1,420,135.66 shares of nonvoting Class B common stock (“Class B Shares”) from Mercantil Servicios Financieros, C.A. (“MSF”). The Repurchase price was $12.61 per Class B Share and totaled $17,907,910.67. The Company used the proceeds from the Company’s initial public offering (the “Offering”) of voting Class A common stock (“Class A Shares”) to fund the Repurchase.

The Offering included 4,922,477 Class A Shares sold by MSF, as the selling shareholder, and 1,377,523 Class A Shares sold by the Company. The Company did not receive any proceeds from the selling shareholder’s sale of its Class A Shares. As a result of the Offering and the Repurchase, MSF holds no Class A Shares and its remaining Class B Shares are less than 5% of all outstanding Company common shares.

The Company granted the Offering’s underwriters a 30-day option to purchase up to an additional 945,000 Class A Shares at the public offering price, less the underwriting discount. The option expires on January 17, 2019. The Company expects to use all of the net proceeds it receives from the sale of additional Class A Shares, if the underwriters exercise their option, to repurchase additional Class B Shares from MSF.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. Amerant Bank operates 23 banking centers – 15 in South Florida and 8 in the Houston, Texas area, as well as a commercial real estate loan production office in New York City.

This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward Looking Statements

This press release includes “forward looking information,” including with respect to the Offering, effects of the Repurchase upon Company earnings per common share and the underwriters’ option. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “project,” “seek,” “estimate,” “intend,” “indicate,” “designed,” “contemplate,” “plan,” “future,” “would,” and “should,” “could,” “continue,” “predict,” “target,” “strategies” and similar words and expressions of the future. Forward-looking statements involve known and unknown risks, uncertainties and assumptions, including the risks outlined under “Risk Factors” in the prospectus and elsewhere in the Company’s filings with the U.S. Securities and Exchange Commission, which may cause actual results, events, levels of activity, financial condition, performance or achievements to differ materially from any actual results, events, levels of activity, financial condition, performance or achievements expressed or implied by any forward-looking statement. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results, events, levels of activity, financial condition, performance or achievements or the exercise of the underwriters’ option. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release.

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